EXHIBIT 23.2

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                    We consent to the incorporation by reference in this Registration Statement of MDU Resources Group, Inc. on Form S-8 of (i) our report dated June 23, 2008 relating to the net assets available for benefits as of December 31, 2007 and the related statement of changes in net assets available for benefits for the year then ended, appearing in the Annual Report on Form 11-K of the MDU Resources Group, Inc. 401(k) Retirement Plan for the year ended December 31, 2007 and (ii) to the reference to us under the heading "Interests of Named Experts and Counsel" in said Registration Statement.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota
April 13, 2009